Exhibit (a)(1)

RECOMMENDATION TO REJECT THE UNSOLICITED MINI-TENDER OFFER TO SELL YOUR SHARES
OF INLAND AMERICAN REAL ESTATE TRUST, INC. TO CMG PARTNERS, LLC et. al

If you are considering selling your shares of Inland American Real Estate Trust, Inc. (“Inland American”) to CMG Partners, LLC et. al (“CMG”), please read all of the information below.
THE INLAND AMERICAN BOARD OF DIRECTORS HAS REVIEWED THE TERMS OF THE OFFER. BASED ON THAT REVIEW THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU REJECT THIS UNSOLICITED OFFER AND NOT TENDER YOUR SHARES OF STOCK.
Inland American Real Estate Trust, Inc.
Currently pays a cash distribution equal to $0.50 per share on an annualized basis. This equates to a 7.2% annualized yield on our most current estimated value of $6.94 per share.*
None of the Company’s directors, executive officers, or any of the Company’s subsidiaries or other affiliates or related parties intends to tender shares of stock to CMG.
Inland American and CMG are not affiliated.
CMG Offer - $4.50 per share offer
If you sell, you will NO LONGER RECEIVE monthly distributions or otherwise have any rights with respect to the shares that you sell.
The offer price is $2.44 below our current estimated per share value of $6.94.
Inland American Real Estate Trust, Inc.
Currently pays a cash distribution equal to $0.50 per share on an annualized basis. This equates to a 7.2% annualized yield on our most current estimated value of $6.94 per share.*
None of the Company’s directors, executive officers, or any of the Company’s subsidiaries or other affiliates or related parties intends to tender shares of stock to CMG.
Inland American and CMG are not affiliated.
CMG Offer - $4.50 per share offer
If you sell, you will NO LONGER RECEIVE monthly distributions or otherwise have any rights with respect to the shares that you sell.
The offer price is $2.44 below our current estimated per share value of $6.94.
You should note that in connection with our board’s review of an additional liquidity option for our stockholders, we suspended our current share repurchase program, which is available to stockholders in the event of death or for stockholders that a “qualifying disability” or are confined to a “long-term care facility.” We expect to be able to update you on the board’s review in the next 30 – 60 days. We also anticipate reinstating the program later in the year.
CMG states that it has not made an independent appraisal of the Shares or the REIT’s properties, and is not qualified to appraise real estate.
CMG acknowledges that in establishing the purchase price of $4.50 per share, it is motivated to establish the lowest price which might be acceptable to stockholders consistent with CMG’s objectives.
CMG states that it has applied a discount to the estimated per share value with the intention of making a profit.
CMG also states that they believe the shares will be worth more than their offer price, and therefore, CMG’s offer may not represent a fair assessment of the shares’ potential value if a liquidation of the company’s assets or a public listing of the shares were to occur.
We encourage you to follow our Board’s recommendation and not tender your shares to CMG.
Please consult your financial advisor or our Investor Services Department at 800.826.8228.
Each shareholder must individually evaluate whether to tender their shares. The board of directors suggests stockholders carefully consider all of the factors discussed in the Offer to Purchase before deciding to participate in the Tender Offer. We have filed a Schedule 14D-9 with the Securities and Exchange Commission providing additional detail regarding our board’s recommendation in response to CMG’s offer. The Schedule 14D-9 is available on our website.
February 5, 2014
* The estimated per share value was determined as of December 31, 2013 and is subject to the limitations set forth in our Current Report on Form 8-K filed on December 27, 2013. Distribution rates also are subject to change. The Inland name and logo are registered trademarks being used under license.
Inland American Real Estate Trust, Inc.
2901 Butterfield Road         Oak Brook, IL 60523         800.826.8228         www.inlandamerican.com